Exhibit 3.1

Amendment to Bylaws of Realty Income Corporation

February 7, 2012

Effective February 7, 2012, the Board of Directors approved the following amendment to the Amended and Restated Bylaws, as amended, of Realty Income Corporation (the “Bylaws”):

1.	The definition of “Common Stock” contained in Article I of the Bylaws is hereby deleted, and the following definition is hereby inserted in lieu thereof

“Common Stock” means the Common Stock of the Corporation, par value $0.01 per share.

2.	The definition of “Preferred Stock” contained in Article I of the Bylaws is hereby deleted, and the following definition is hereby inserted in lieu thereof

“Preferred Stock” means the Preferred Stock of the Corporation, par value $0.01 per share, authorized to be issued in one or more classes or series under the Charter

3.	The first sentence of Article III, Section 8 of the Bylaws is hereby deleted, and the following is inserted in lieu thereof:

“Each director to be elected by the stockholders of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such nominee by the holders of shares represented and entitled to vote therefor at a meeting of the stockholders for the election of directors at which a quorum is present (an “Election Meeting”); provided, however, that if the Board determines that the number of nominees exceeds the number of directors to be elected at such meeting (a “Contested Election”), and the Board has not rescinded such determination by the record date for the Election Meeting as initially announced, each of the directors to be elected at the Election Meeting shall be elected by the affirmative vote of a plurality of the votes cast by the holders of shares represented and entitled to vote at such meeting with respect to the election of such director.

“For purposes of this Section 8, a “majority of the votes cast” means that the number of votes cast “for” a candidate for director or other action exceeds the number of votes cast “against” that candidate or other action (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” ).  In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors or to “abstain” from such vote and shall not have the right to cast any other vote with respect to such election of directors.  In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the right to cast any other vote with respect to such election of directors.  In the event an Election Meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class-by-class or series-by-series basis, as applicable.”